Exhibit 10.8

Dear Suresh Yannamani :

You are a highly-valued executive, and we consider your continued service and dedication to SourceHOV, and its affiliates (“SourceHOV”) essential to our business.

In lieu of a bonus for services you provided to SourceHOV to incentivize you to remain employed from April 1, 2017 through March 31, 2018 (the “Retention Period”), assuming you satisfy the eligibility criteria set forth below, you will earn a bonus in the amount of $450,000, less all applicable withholdings and deductions (the “Bonus”). The Bonus will be paid in the form of an advance on or before July 31, 2017.

You earn this Bonus if all of the following eligibility criteria are satisfied, to the maximum extent permitted by applicable law:

a)                                     You are actively employed by SourceHOV on the last day of the Retention Period;

b)                                     You have not given notice of your intent to resign or before the last day of the Retention Period; and

c)                                      SourceHOV has not given you notice of its intent to terminate your employment for Cause on or before the last day of the Retention Period.

By signing below, you agree that if your employment with SourceHOV ends before the close of the Retention Period and/or if you fail to satisfy all of the other eligibility criteria set forth above, SourceHOV may deduct the entire amount of the unearned, advanced Bonus from your final paycheck, to the maximum extent permitted by applicable law. Additionally, to the extent such deduction is not permitted by applicable law and/or it is not possible to deduct the entire amount of the unearned, advanced Bonus in full from your final paycheck, you agree to re-pay to SourceHOV the remainder of the unearned, advanced Bonus within fifteen (15) business days after the termination of your employment, to the extent permitted by applicable law. If your employment is terminated (i) due to your death or disability, (ii) by you for Good Reason or (iii) for any reason by SourceHOV other than for Cause prior to the end of the Retention Period, you shall not be required to repay any amount of the unearned, advanced Bonus.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This letter agreement encompasses the entire agreement of the parties relating to the Bonus, and supersedes all previous understandings and agreements between the parties with respect to the Retention Period. This letter agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. This letter agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts-of-law principles that would result in the application of the laws of another jurisdiction.

Agreed and accepted	Compensation Committee

/s/ Suresh Yannamani	/s/ James G. Reynolds
Suresh Yannamani